AVIS BUDGET GROUP COMPLETES $650 MILLION
ASSET-BACKED BOND OFFERING

PARSIPPANY, N.J., January 29, 2015 — Avis Budget Group, Inc. (NASDAQ: CAR) announced today that its Avis Budget Rental Car Funding (AESOP) LLC subsidiary has completed an offering of $650 million of five-year, fixed-rate asset-backed bonds with a weighted average interest rate of approximately 2.7%.

The proceeds of the offering are expected to be used primarily to refinance maturing vehicle-backed debt, which has an average interest rate of approximately 3.6% in 2015, and to support growth of our business. The offering provides for a loan-to-value, or advance, ratio of approximately 80%.

“The asset-backed financing market continues to represent a deep source of investment-grade funding for our business. We are pleased with the terms of this offering, enabling us to fund our North America fleet at very attractive rates,” said David B. Wyshner, Avis Budget Group Senior Executive Vice President and Chief Financial Officer.

Additional Information
The Series 2015-1 asset-backed bonds have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This press release shall not constitute an offer to sell nor the solicitation of an offer to buy the Series 2015-1 asset-backed bonds, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful.

Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Important risks, assumptions and other factors that could cause future results to differ materially from those expressed in the forward-looking statements are specified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, its Current Report on Form 8-K filed May 12, 2014 and its Quarterly Report on Form 10-Q for the three months ended September 30, 2014, including under headings such as “Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in other filings and furnishings made by the Company with the Securities and Exchange Commission.  The Company undertakes no obligation to update any forward-looking statements unless required by law.

About Avis Budget Group
Avis Budget Group, Inc. is a leading global provider of vehicle rental services through its Avis and Budget brands, with more than 10,000 rental locations in approximately 175 countries around the world, and through its Zipcar brand, which is the world’s leading car sharing network, with more than 900,000 members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 30,000 employees and is headquartered in Parsippany, N.J. For more information, visit www.avisbudgetgroup.com.

Contacts
Media Contact: John Barrows (973) 496-7865 PR@avisbudget.com	Investor Contact: Neal Goldner (973) 496-5086 IR@avisbudget.com
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